Articles of Amendment
                                     to the
                            Articles of Incorporation
                                       of
                                Aurora Tech, Inc.

Pursuant to the provision of the Utah Code Annotated (1953 Section 16-10-57, et seq., as amended, the undersigned corporation hereby adopts the following Articles of Amendment to its Articles of Incorporation:

         1. The name of the corporation is Aurora Tech, Inc.

         2. The following amendments to the Articles of Incorporation were adopted by the shareholders of the corporation on the 25th day of June, 1984, in the manner prescribed by the provision of the Utah Business Corporation Act:

                                   Article XI

         Committees

         The Board of Directors shall have the power, by resolution passed by a majority thereof, or as provided in the bylaws, to designate one or more committees, each committee to consist of two or more directors, which, to the extent provided by the resolution or bylaws, shall have the powers of the Board of Directors in the management of the business and affairs of the Corporation, and may have the power to affix the seal of the Corporation to all papers which may require it.

                                   Article XII

         Ratification of Contracts

         Any contract, transaction or act of the Corporation or of the directors of any committee which shall be ratified by the holders of a majority of the shares of stock present, in person or by proxy, and entitled to vote at any annual meeting, or special meeting called for that purpose, shall, insofar as permitted by law, be as valid and binding as though ratified by every stockholder of the Corporation, whether or not the contract, transaction or act would otherwise be open to legal challenge on the grounds of directors' interest or otherwise. This provision shall impose no obligation to present any matter for ratification, and the failure of the shareholders to ratify any matter shall not invalidate the same or deprive the Corporation, its officers or directors of their rights to proceed with such transaction, contract or act.

                                   Article XII

         Tender offers

         If any person, firm, or corporation, hereinafter referred to as the Tender Offeror, or any person, firm, or corporation controlling the Tender Offeror, controlled by the Tender Offeror, or under common control with the Tender Offeror, or any group of which the Tender Offeror or any of the foregoing persons, firms, or corporations are members, or any other group controlling the Tender Offeror, controlled by the Tender Offeror, or under common control with the Tender Offeror owns of record, or owns beneficially, directly or indirectly, more than 10% of any class of equity security of this Company, then any merger of consolidation of the Company with the Tender Offeror or any sale, lease, or exchange of substantially all of the assets of this Company or the Tender Offeror to the other may not be effected without the approval of the board of directors unless a meeting of the shareholders of this Company is held to act thereon and the votes of the holders of voting securities of this Company representing not less than 80% of the votes entitled to vote thereon voted in favor thereof. As used herein, the term group includes persons, firms, and corporations acting in concert, whether or not as a formal group, and the term equity security means any share or similar security; or any security convertible, with or without consideration, into such a security; or any such warrant or right. The foregoing provision is in addition to the requirements of the New Jersey Corporation Law and may not be amended or repealed without an 80% vote. In the event that the board of directors approves of a tender offer or merger or sale as described above then any shareholders vote in excess of 50 percent approves the action.

                                   Article XIV

         Interested Directors

         No contract or other transaction between the Corporation and any other corporation and no other act of the Corporation with relation to any other corporation shall, in the absence of fraud, in any way be invalidated or otherwise affected by the fact that any one or more of the directors of the Corporation are pecuniarily or otherwise interested in, or are the directors or officers of, such other corporation. In any such case, any director having such an interest in any other corporation may be counted in determining the existence of a quorum at any meeting of the Board of Directors which shall authorize any such contract or transaction, and may vote therat to authorize such transaction or contract.

         3. The number of shares of the corporation outstanding at the time of such adoption was 6,057,289 and the number of shares entitled to vote thereon was 6,057,289. All of the shares were common shares of the same class with like rights and preferences.

         4. All of the shares were voted for the above amendments as follows:

No. of Shares               Shares Voted "For"          Shares Voted "Against"
-------------               ------------------          ----------------------

    6,057,289                   3,343,555                        -0-

         5. The manner in which an exchange of issued shares shall be effected is as follows: No Exchange.

         6. The manner in which such amendments effects a change in the amount of stated capital, and the amount of stated capital as changed by such amendment is as follows: No Change.

                       DATED this 25th day of June, 1984.

                                                AURORA TECH, INC.

                                                By: /s/ Ronald E. Horrooks
                                                ---------------------------
                                                President

                                                By: /s/ Gene Van Shaar
                                                ---------------------------
                                                Secretary


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STATE OF UTAH                    )
                                 )     ss
County of Salt Lake              )

         On the 25th day of June, 1984, personally appeared before me Ronald E. Horrooks and Gene Van Shaar, the signers of the within and foregoing instrument, and duly acknowledged to me that they executed the same.

                                               /s/ Venna L Cora
                                               ---------------------------
                                               Notary Public
                                               Residing in Bountiful, Utah

My commission expires:
December 8, 1985